UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2005

RENTECH, INC.
(Exact name of registrant as specified in its charter)

Colorado	0-19260	84-0957421
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1331 17th Street, Suite 720 Denver, Colorado		80202-1557
(Address of principal executive offices)		(Zip Code)

(Registrant’s telephone number, including area code): (303) 298-8008

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13a-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

(a)      On September 30, 2005, Rentech, Inc. (the “Company) reached agreement with Dennis L. Yakobson, Chairman and CEO, on the terms of his proposed retirement (reported under Item 5.02 in Company’s Form 8-K dated September 13, 2005) and retirement package, as follows:

          (1) Mr. Yakobson will retire no later than December 31, 2005 or at such earlier time as is determined by D. Hunt Ramsbottom, the Company’s President.

          (2) In consideration of the termination of his employment agreement at retirement, the Company will pay severance to Mr. Yakobson of $265,543 for the remaining portion of the year 2005, if any, and each of the years 2006 and 2007.  The Company will pay Mr. Yakobson six months severance on his last day of employment; monthly payments will commence in the seventh month after retirement.

          (3) The Company will pay Mr. Yakobson $250,000 in lieu of certain benefits and bonus opportunities that would have accrued under his employment agreement, in cash, or at his election, against the exercise price of stock options.

          (4) Mr. Yakobson’s $80,517.91 of convertible promissory notes are to be amended to extend the term (to September 30, 2008), and reduce the interest rate (to the prime rate published by the Wall Street Journal).

          (5) The Company will pay Mr. Yakobson his unfunded deferred compensation in the amount of $196,358.48, in cash or, at his election, against the exercise price of stock options.

          (6) Mr. Yakobson will enter into a consulting agreement with the Company providing for a monthly fee of $10,000, for a term of one year, commencing on the day after his last date of employment.

          (7) The Company will grant Mr. Yakobson stock options with a two year term and an exercise price of $2.53 per share for 115,000 shares under the Company’s 2005 Stock Option Plan, and has agreed to grant an identical option for 455,000 shares under the Company’s proposed stock option plan for 2006, subject to approval of the plan by the Board of Directors and shareholders.

A copy of the term sheet with respect to the foregoing is filed as Exhibit 10.1 hereto and incorporated in this Item 1.01 by reference. These arrangements supercede in part earlier preliminary arrangements erroneously reflected in a Form 4 (later amended) filed on behalf of Mr. Yakobson with the Commission.  As previously reported, Mr. Yakobson will continue as a director.

(b)      On September 30, 2005, the Company reached agreement with Ronald C. Butz, Chief Operating Officer, Vice President and Secretary, on the terms of his proposed retirement (reported under Item 5.02 in Company’s Form 8-K dated September 13, 2005) and retirement package, as follows:

          (1) Mr. Butz will retire no later than December 31, 2005 or at such earlier time as is determined by D. Hunt Ramsbottom, the Company’s President.

          (2) In consideration of the termination of his employment agreement at retirement, the Company will pay severance to Mr. Butz of $235,368 for the remaining portion of the year 2005, if any, and each of the years 2006 and 2007.  The Company will pay Mr. Butz six months of severance on his last day of employment; monthly payments will commence in the seventh month after retirement.

          (3) The Company will pay Mr. Butz $190,000 in lieu of certain benefits and bonus opportunities that would have accrued under his employment agreement, in cash, or at his election, against the exercise price of stock options.

          (4) Mr. Butz’s $46,745.35 of Convertible Promissory Notes are to be amended to extend the term (to September 30, 2008), and reduce the interest rate (to the prime rate published by the Wall Street Journal).

          (5) The Company will pay Mr. Butz his unfunded deferred compensation in the amount of $130,149.44, in cash or, at his election, against the exercise price of stock options.

          (6) The Company will grant Mr. Butz stock options with a two year term and an exercise price of $ 2.53 per share for 75,000 shares under the Company’s 2005 Stock Option Plan, and has agreed to grant an identical option for 320,000 shares under the Company’s proposed stock option plan for 2006, subject to approval of the plan by the Board of Directors and shareholders.

A copy of the term sheet with respect to the foregoing is filed as Exhibit 10.2 hereto and incorporated in this Item 1.01 by reference. These arrangements supercede in part earlier preliminary arrangements erroneously reflected in a Form 4 (later amended) filed on behalf of Mr. Butz with the Commission.  As previously reported, Mr. Butz will continue as a director.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a)      On September 30, 2005, Dr. Mark S. Bohn, Vice President of Engineering of the Company, President of Rentech Services Corporation, and a co-founder of the Company, retired from the Company.

(b)      Peter S. Pedersen, Vice President of Technology, became a principal officer on September 30, 2005, when he took over responsibility for managing the Company’s technology, development and engineering functions.  Mr. Pedersen, aged 51, has been employed by the Company since May 2000 in an engineering capacity.

A copy of the press release relating to Dr. Bohn’s retirement and Mr. Pedersen’s appointment is filed as Exhibit 99.1 and incorporated in this Item 5.02 by reference.

Item 8.01 Other Events.

Pursuant to the Securities Purchase Agreement entered into by the Company and Wellington Management Capital, LLP as investment advisor on behalf of the purchasers listed therein (filed as an exhibit to the Company’s Form-8-K dated September 22, 2005), the closing of the purchases contemplated by such Agreement is proceeding.  At the date hereof, the Company has issued all of the 13,436,000 shares and received $30,553,200 of the $30,902,800.  The Company expects to receive the remaining two payments of $349,600 in due course.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description of the Exhibit

Exhibit 10.1	Term sheet for Dennis L. Yakobson retirement benefits.

Exhibit 10.2	Term sheet for Ronald C. Butz retirement benefits.

Exhibit 99.1	Press release by Rentech, Inc. dated October 4, 2005.

SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENTECH, INC.

Date: October 6, 2005	By:	/s/ D. Hunt Ramsbottom

D. Hunt Ramsbottom
President